EXHIBIT 1

AGREEMENT OF JOINT FILING

GEORGIA EXPLORATION INC.

COMMON SHARES

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of each of them of a Statement on Schedule 13D, and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

IN WITNESS  WHEREOF, the undersigned hereby execute this Agreement as of January 16, 2007.

/s/ Wm. Milton Cox Wm. Milton Cox
CODEAMERICA INVESTMENTS, LLC By: /s/ Wm. Milton Cox Its: Managing Member Print Name: Wm. Milton Cox